Exhibit 99.1

NAPCO Reports Results for Quarter Ended March 31, 2011

-Management to Host Conference Call Today at 11AM –

AMITYVILLE, N.Y.--(BUSINESS WIRE)--May 16, 2011--NAPCO Security Technologies, Inc., (NASDAQ:NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 40 years, today announced financial results for its third quarter ended March 31, 2011.

Highlights:

Net sales for the third quarter increased 11% to $17,760,000, from $16,015,000 a year ago. For the nine months, net sales increased 8% to $50,695,000, from $47,121,000 a year ago.

Adjusted EBITDA* for the third quarter increased $2,147,000 or 238% to $1,246,000 as compared to $(901,000) for the same period a year ago. For the nine months ended March 31, 2011, Adjusted EBITDA* increased $3,321,000 or 410% to $2,511,000 from $(810,000) for the same period a year ago (see table attached).

Net income for the third quarter increased $2,559,000 or 137% to $695,000 or $0.04 per share as compared to the net loss of ($1,864,000) or ($0.10) per share for the same period a year ago. Net income for the nine months increased $4,312,000 or 94% to $(282,000) or $(0.01) per share as compared to $(4,594,000) or $(0.24) per share for the same period a year ago. Per share results are based on 19,193,000 fully diluted weighted average shares for the three months ended March 31, 2011 and 19,096,000 for the three months ended March 31, 2010 and the nine months ended March 31, 2011 and 2010.

Cash generated by operating activities was approximately $1.0 million for the three months ended March 31, 2011 and $2.3 million for the nine months ended March 31, 2011

Debt, net of cash, has been reduced by $13.4 million from $35.9 million to $22.5 million since acquiring Marks USA in August of 2008. The Company used a portion of its cash on hand to pay down an additional $1.0 million in debt subsequent to March 31, 2011.

Gross Profit for the three months ended March 31, 2011 was $5,513,000, an increase of 33% compared to $4,151,000 for same period a year ago. Gross Profit for the nine months ended March 31, 2011 was $13,626,000, an increase of 19% compared to $11,482,000 for same period a year ago.

Selling, general and administrative expenses for the three months ended March 31, 2011 decreased by 2% to $4,856,000 as compared to $4,979,000 for the same quarter a year ago. Selling, general and administrative expenses for the nine months ended March 31, 2011 decreased by 7% to $13,155,000 as compared to $14,073,000 for the same period a year ago.

Operating income for the three months ended March 31, 2011 increased by $2,408,000 or 138% to $657,000 as compared to $(1,751,000) for the same quarter a year ago. Operating income for the nine months ended March 31, 2011 improved by $3,985,000 or 113% to $471,000 as compared to $(3,514,000) for the same period a year ago.

Richard Soloway, Chairman and President, stated, “Our third quarter saw the positive trends continue in increases in sales, gross profit and net income as compared to the third quarter a year ago. In addition, interest expense continues to be reduced, decreasing by $263,000 in the third quarter as compared to the same three months last year.”

“The Company has solidly positioned itself for continued future growth, by launching new, innovative products, in a variety of promising security-driven market segments and categories. This was quite evident at our showing at the security industry’s largest trade gathering, ISC West, where we launched the most new products our Company has ever debuted.”

Mr. Soloway continued, “We are particularly proud to have won the Best of Show award for our new, breakthrough NAPCO Commercial ™ product platform. This product uniquely integrates intrusion and fire detection capabilities into one high-performance control panel line. This product provides NAPCO dealers with the ability to flexibly install the most advanced, integrated line of 8 to 255 point addressable, analog, fire, intrusion, or combination fire/intrusion control panels, available today. As our successful launch progresses, we are in the process of establishing a powerful presence in the high-margin, commercial sector of the business.

With the launch of our new iBridge™ Online Remote Services, suite of products, NAPCO continues to expand its strong position in the burgeoning, recurring revenue generating, remote services sector of the business. Well received at the show, iBridge gives our installer base and the Company, the ability to generate, substantial, incremental income streams by providing end-user consumers with the capability of remotely viewing video cameras and recordings, interacting with their security systems, controlling energy consumption/thermostats and operating lights at their home or business. This service can be accessed from iPhones™, Blackberrys ™ or Droid ™ operating system phones, iTablets or any personal computer, from anywhere in the world.

Another product launch, focused on providing our Company with future recurring income streams, will be the summer 2011 introduction of our Starlink™ Wireless, GSM Communicator which delivers 2-way, uploading/downloading and full-channel alarm notification, without the need for traditional hard-wired telephone lines. Today’s alarm installation professionals vitally need a wireless link to security systems in the field, as traditional phone lines disappear.”

Mr. Soloway added, “Alarm Lock’s Trilogy Networx wireless networking locking system has become the most successful new product introduction in the Division’s history. This product line enables our standalone locking devices to communicate wirelessly over any size network eliminating labor-intensive door-to-door operations and expensive wire runs. The system uniquely features emergency global lockdown/unlock, which can be deployed in seconds from any Networx lock to defend against intruders.
Marks USA has developed ANSI Grade 1 Institutional Life Safety Locksets to address managed liability, accident prevention, life safety, and security in Behavioral Health Care Institutions. The design the SS50 Series Locksets are designed to provide protection and restrict the attachment of lines, laces, etc. to the door knob. An innovative anti-ligature lever will be introduced this summer, providing sales growth opportunities in the growing mental health care vertical market”.

Mr. Soloway concluded, “We are pleased that our stream-lining and consolidation efforts over the past two years have returned us to profitability in the third quarter. By adding our exciting new products to our standard-setting existing products and keeping our focus on continued expense management, we are optimistic that we can continue this trend of improving profitability and shareholder value.”

NAPCO will host a conference call for the investment community today, 5/16/2011, at 11:00 AM ET. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5 – 10 minutes prior to 11:00 AM ET. The conference call will also be available on replay starting at 3:00 PM ET on May 17, 2011 and ending on May 31, 2011. For the replay, please dial (877) 660-6853 (replay account #332, replay conference #372652). The access number for the replay for international callers is (201) 612-7415 (replay account #332, replay conference #372652).

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.
This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2011	June 30, 2010
	(unaudited)	(audited)
	(In thousands except share data)
CURRENT ASSETS
Cash and cash equivalents	$3,640	$5,522
Accounts receivable, net of reserves	15,447	17,740
Inventories	18,236	17,370
Prepaid expenses and other current assets	866	947
Income tax receivable	1,225	785
Deferred income taxes	483	448
Total Current Assets	39,897	42,812
Inventories - non-current, net	5,751	6,712
Deferred income taxes	1,941	1,842
Property, plant and equipment, net	7,763	8,106
Intangible assets, net	13,004	13,870
Other assets	316	326
TOTAL ASSETS	$68,672	$73,668
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$3,572	$--
Loan payable	--	29,849
Accounts payable	4,062	5,320
Accrued expenses	2,610	2,242
Accrued salaries and wages	1,755	1,899
Total Current Liabilities	11,999	39,310
Long-term debt, net of current maturities	22,598	--
Accrued income taxes	63	116
Total Liabilities	34,660	39,426
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized;
20,095,713 shares issued; 19,095,713 shares outstanding	201	201
Additional paid-in capital	14,058	14,006
Retained earnings	25,368	25,650
	39,627	39,857
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)
TOTAL STOCKHOLDERS' EQUITY	34,012	34,242
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$68,672	$73,668

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March		Nine months ended March
	31,		31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Net sales	$17,760	$16,015	$50,695	$47,121
Cost of sales	12,247	11,864	37,069	35,639
Gross Profit	5,513	4,151	13,626	11,482
Selling, general, and administrative expenses	4,856	4,979	13,155	14,073
Impairment of goodwill	--	923	--	923
Operating Income (Loss)	657	(1,751)	471	(3,514)
Other expense:
Interest expense, net	328	591	1,333	1,759
Other, net	13	13	41	(7)
	341	604	1,374	1,752
Income (Loss) before Benefit for Income Taxes	316	(2,355)	(903)	(5,266)
Benefit for income taxes	(379)	(491)	(621)	(672)
Net Income (Loss)	$695	$(1,864)	$(282)	$(4,594)
Income (Loss) per share:
Basic	$0.04	$(0.10)	$(0.01)	$(0.24)
Diluted	$0.04	$(0.10)	$(0.01)	$(0.24)
Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000	19,096,000	19,096,000
Diluted	19,193,000	19,096,000	19,096,000	19,096,000

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	3 months ended March 31,		9 months ended March 31,
	2011	2010	2011	2010
Net income (loss) (GAAP)	$695	$(1,864)	$(282)	$(4,594)
Add back (benefit) provision for income taxes	(379)	(491)	(621)	(671)
Add back interest and other expense	341	604	1,374	1,752
Operating income (loss) (GAAP)	657	(1,751)	471	(3,513)
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related
intangibles	290	335	866	1,005
Add back stock-based compensation expense	14	53	52	185
Add back costs relating to Marks consolidation	--	-	216	238
Add back costs associated with waivers and
amendments to credit facilities	--	131	69	299
Adjusted non-GAAP operating income (loss)	961	(1,232)	1,674	(1,786)
Add back depreciation	285	331	837	976
Adjusted EBITDA (earnings before interest, taxes,
depreciation and amortization)	$1,246	$(901)	$2,511	$(810)

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income (loss) plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
NAPCO Security Technologies, Inc.
Richard L. Soloway, CEO
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
Diana Bittner (Media)
(212) 370-4500, (212) 370-4505 fax
don@wolfeaxelrod.com